Exhibit 99.2

West Pharmaceutical Services, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements are presented to illustrate the effects of the acquisition by West Pharmaceutical Services, Inc. (“West”) of The Tech Group, Inc. (“Tech”) for approximately $140 million in cash, including the retirement of outstanding indebtedness. West purchased substantially all of the assets of Tech, including all of the shares of Tech’s wholly owned subsidiaries in the United States, Puerto Rico, Ireland and Mexico. West did not acquire Tech’s ownership interest in Tech Group Asia. The acquisition was accounted for under the purchase method of accounting as prescribed in Statement of Financial Accounting Standard No. 141, “Business Combinations”. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2004 and for the six months ended June 30, 2005 was prepared as if the acquisition had occurred as of January 1, 2004.  The historical financial information has been adjusted to give effect to pro forma items that are: (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the consolidated results.

The unaudited pro forma adjustments are based upon available information and assumptions that West believes are reasonable. The unaudited pro forma adjustments to reflect the allocation of the purchase price are based upon the preliminary information currently available, which may be revised, as additional information becomes available, such as a finalized fixed asset and intangible asset valuation from a third party consultant. Management expects the valuation to be completed by September 30, 2005. The notes to the unaudited pro forma condensed consolidated financial statements provide a more detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed consolidated financial statements. Such financial statements have been compiled from historical financial statements and other information, but do not purport to represent what West’s results of operations actually would have been had the transactions occurred on the dates indicated, or to project West’s financial performance for any future periods. The unaudited pro forma condensed consolidated financial statements and related notes thereto should be read in conjunction with West’s historical consolidated financial statements for the year ended December 31, 2004 as filed in this current Form 8-K and the historical condensed consolidated financial statements of Tech and related pro-forma disclosures included on Form 8-K/A filed on August 3, 2005.  Tech’s historical condensed consolidated statements of income included in the pro forma statements for twelve months ended December 31, 2004 are as of December 25, 2004.

PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

West Pharmaceutical Services, Inc. and Subsidiaries

Twelve Months Ended December 31, 2004

(in thousands, except per share data)	West Pharmaceutical Services, Inc.	The Tech Group, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$541,600	$117,400	$—		$659,000
Cost of goods sold	385,700	104,400	900	A	491,000
Gross profit	155,900	13,000	(900)		168,000
Selling, general and administrative expenses	105,200	12,600	1,600	B	119,400
Restructuring and impairment charges	1,000	—	—		1,000
Other expense (income), net	1,500	(500)	—		1,000
Operating profit	48,200	900	(2,500)		46,600
Interest expense, net	7,000	—	6,400	C	13,400
Income before income taxes	41,200	900	(8,900)		33,200
Provision for income taxes	11,100	300	(3,100)	D	8,300
Income from consolidated operations	30,100	600	(5,800)		24,900
Equity in net income of affiliated companies	3,400	—	—		3,400
Income from continuing operations	$33,500	$600	$(5,800)		$28,300
Net income per share from continuing operations:
Basic	$1.12				$0.94
Assuming dilution	$1.09				$0.92
Average common shares outstanding	29,955				29,955
Average shares assuming dilution	30,842				30,842

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

West Pharmaceutical Services, Inc. and Subsidiaries

Six Months Ended June 30, 2005

(in thousands, except per share data)	West Pharmaceutical Services, Inc.	The Tech Group, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$322,400	$62,000	$—		$384,400
Cost of goods sold	225,400	52,100	400	A	277,900
Gross profit	97,000	9,900	(400)		106,500
Selling, general and administrative expenses	57,100	5,300	800	B	63,200
Other expense (income), net	(100)	300	—		200
Operating profit	40,000	4,300	(1,200)		43,100
Interest expense, net	4,800	—	3,200	C	8,000
Income before income taxes	35,200	4,300	(4,400)		35,100
Provision for income taxes	11,300	1,800	(1,600)	D	11,500
Income from consolidated operations	23,900	2,500	(2,800)		23,600
Equity in net income of affiliated companies	1,300	—	—		1,300
Income from continuing operations	$25,200	$2,500	$(2,800)		$24,900
Net income per share from continuing operations:
Basic	$0.82				$0.81
Assuming dilution	$0.79				$0.78
Average common shares outstanding	30,812				30,812
Average shares assuming dilution	31,994				31,994
Dividends declared per common share	$0.220				$0.220

West Pharmaceutical Services Inc. reported earnings include the results of the acquired Tech business for all periods subsequent to the May 20, 2005 acquisition date.

The Tech Group Inc. adjustment column represents the results of the acquired business for the period from January 1, 2005 through May 20, 2005.

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

West Pharmaceutical Services, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

(in thousands)

On May 20, 2005, West completed its acquisition of substantially all of the assets of the Tech Group, Inc. (“Tech”), including the outstanding stock of, or other equity interests in, Tech’s wholly owned subsidiaries in the United States, Puerto Rico, Ireland and Mexico. West did not acquire Tech’s ownership interest in Tech Group Asia. Tech provides contract design, tooling and manufacturing services and solutions using plastic injection molding and component assembly processes for the medical device, pharmaceutical, diagnostic and general healthcare and consumer industries. The total purchase price was $140,000; a portion of the purchase equal to $14,000 is held in an escrow account (restricted cash) and will be paid to the sellers contingent on the performance of the acquired business during 2005 and 2006.

The allocation of the purchase price is based upon the preliminary information currently available, which may be revised as additional information becomes available, such as a finalized fixed asset and intangible asset valuation. The valuation is expected to be finalized by September 30, 2005. The preliminary allocation of the purchase price, net of the $14,000 pre-acquisition contingency, is as follows:

Current assets	$35,900
Property, plant and equipment	49,000
Goodwill	17,400
Intangible assets	46,200
Other noncurrent assets	300
Current liabilities	(20,900)
Noncurrent liabilities and deferred taxes	(1,900)

Adjustments to reflect the acquisition of Tech on a pro forma basis are as follows:

A - Record depreciation expense for acquired fixed assets based on the preliminary estimate of fair values determined at the time of acquisition (subject to adjustment).  Depreciation expense is calculated on a straight line basis over 35 years for buildings, 10 years for machinery and equipment and 3 years for automobiles and computer equipment. Leasehold improvements are depreciated on a straight line basis over the shorter of their estimated useful lives or their respective lease term as defined in FAS 13.

B - Record amortization expense for intangible assets based on the preliminary estimate of fair values determined at the time of acquisition (subject to adjustment).  Amortization expense is calculated on a straight line basis over the remaining useful life of each asset.

C – Record interest expense at 4.5% for the $140,000 borrowed under the revolver agreement for the acquisition. The estimated rate of 4.5% is based on the borrowing agreement (LIBOR plus applicable interest rate “spread”). In addition, amortization of loan origination fees of less than $100 was recorded for the period.

D – Record income taxes based on statutory rates in effect in the various countries of operation.